Our ref  JST/640870.001
Your ref

Chardan 2008 China Acquisition Corp. Kingston Chambers Road Town Tortola VG 1110 British Virgin Islands	Direct: +1 284 852 3021
Cell:
E-mail: jose.santos@maplesandcalder.com

4 August 2008

Dear Sirs

Chardan 2008 China Acquisition Corp. (the "Company")

We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto ("Form F-1"), filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (File number 333-152623) (the "Registration Statement") related to the offering and sale of (i) 6,875,000 units ("Units"), with each Unit consisting of one ordinary share, par value US$0.0001 per share (the "Shares"), and one warrant to purchase one Share (the "Warrants") to the underwriters for whom Brean Murray, Carret & Co., LLC, Maxim Group LLC and Roth Capital Partners, LLC (the "Representatives") are acting as representatives of the underwriters (collectively, the "Underwriters"); (ii) all Shares and all Warrants issued as part of the Units; and (iii) all Shares issuable upon exercise of the Warrants included in the Units. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The written resolutions of the board of directors of the Company dated 1 August 2008 (the "Resolutions").

1.2	A registered agent’s certificate dated 31 July 2008, issued by Maples Finance BVI Limited, the Company’s registered agent (the "Registered Agent’s Certificate").

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 31 July 2008 including:

1.3.1	the Company’s Certificate of Incorporation; and

1.3.2	the Company’s amended and restated Memorandum and Articles of Association.

1.4	a Certificate of Good Standing issued by the Registrar of Corporate Affairs in the British Virgin Islands (the "Certificate of Good Standing");

1.5	a certificate from a director of the Company (the "Director's Certificate");

1.6	the Form F-1;

1.7	a draft of the warrant agreement and the warrant certificate (the "Warrant Documents") constituting the Warrants; and

1.8	a draft of the unit certificates (the "Unit Certificates") constituting the Units.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate, the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
the Warrant Documents and the Units and the Unit Certificates have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands);

2.2
the Warrant Documents, the Units and the Unit Certificates are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands);

2.3
the choice of the laws of the State of New York as the governing law of the Warrant Documents and the Units has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands);

2.4	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5	all signatures, initials and seals are genuine;

2.6
the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, deliver and perform their respective obligations under the Warrant Documents and the Unit Certificates;

2.7	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Units or the Shares or Warrants comprising such Units; and

2.8
there is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2
The Shares to be offered and sold by the Company as contemplated by the Form F-1 have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Form F-1 and the terms of the underwriting agreement referred to in the Form F-1 and duly registered in the Company’s register of members (shareholders), such Shares will be validly issued, fully paid and non-assessable.

3.3
The execution and delivery of the Warrant Documents and the issue and offer of the Units and the issue of the Unit Certificates by the Company has been authorised by and on behalf of the Company and, assuming the Warrant Documents and Unit Certificates will be executed and delivered by any Director or authorised officer of the Company, the Warrant Documents and Unit Certificates will be duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1
The term "enforceable" as used above means that the obligations assumed by the Company under the Warrant Documents and the Units are of a type which the courts of the British Virgin Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2
enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3
where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

4.1.4	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3
Under the Act, the register of members of a British Virgin Islands company is by statute regarded as prima facie evidence of any matters which the Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.4
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.5
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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